                           JENKON INTERNATIONAL, INC.
                     COMPUTATION OF EARNINGS PER COMMON SHARE


                                                         YEAR ENDED JUNE 30,
                                                     --------------------------
                                                         1997           1998
                                                     ------------    ----------
EARNINGS (LOSS) PER SHARE:
--------------------------
Net income (loss) .................................. $ (1,701,185)   $  478,474
                                                     ------------    ----------
                                                     ------------    ----------
Basic weighted average share outstanding ...........    1,994,792     1,799,220
Diluted effect of stock options and warrants .......        -           390,377
Conversion of preferred stock ......................        -         1,202,952
                                                     ------------    ----------
Diluted weighted average shares outstanding ........    1,994,792     3,392,549
                                                     ------------    ----------
                                                     ------------    ----------
Basic earnings (loss) per share .................... $      (0.85)   $     0.27
                                                     ------------    ----------
                                                     ------------    ----------
Diluted earnings (loss) per share .................. $      (0.85)   $     0.14
                                                     ------------    ----------
                                                     ------------    ----------
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